UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	September 9, 2009

FX Real Estate and Entertainment Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	001-33902	36-4612924
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

650 Madison Avenue, 15th Floor, New York, New York		10022
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	212-796-8174

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Top of the Form

Item 1.01 Entry into a Material Definitive Agreement.

FX Real Estate and Entertainment Inc. (the "Company") agreed to enter into subscription agreements (the "Subscription Agreements") with certain of its directors, executive officers and greater than 10% stockholders (as named below, the "Purchasers"), pursuant to which the Purchasers have agreed to purchase an aggregate of 4,166,668 units (the "Units") at a purchase price of $0.06 per Unit (such purchase price representing the average trading price per share of the Company’s common stock as reported on the Pink Sheets over the 30 day period immediately preceding the date of the Subscription Agreements). Each Unit consists of (x) one share of the Company’s common stock, (y) a warrant to purchase one share of the Company’s common stock at an exercise price of $0.07 per share and (z) a warrant to purchase one share of the Company’s common stock at an exercise price of $0.08 per share (the warrants referenced in preceding clauses (y) and (z) are hereinafter referred to as the "Warrants"). The Warrants are exercisable for a period of seven years and are identical in all respects except for their exercise prices.

Because the transaction involved certain of the Company’s directors and their affiliates, the transaction was approved by a majority of the Company’s disinterested directors. The aggregate proceeds to the Company from the sale of the Units pursuant to the Subscription Agreements will be $250,000. The funding of each purchase is expected to take place no later than September 10, 2009. The Company intends to use the proceeds to fund working capital requirements and for general corporate purposes.

The foregoing description of the Subscription Agreements is not complete and is qualified in its entirety by reference to the full text of the form of Subscription Agreement, a copy of which is filed herewith as Exhibit 10.1 and is incorporated herein by reference.

The foregoing description of the Warrants is not complete and is qualified in its entirety by reference to the full text of the form of the Warrants, a copy of which is filed herewith as Exhibit 10.2 and is incorporated herein by reference.

Item 1.03 Bankruptcy or Receivership.

As has been previously disclosed, the Company’s Las Vegas subsidiaries are currently in default under the $475 million mortgage loan secured by their Las Vegas property, which is substantially the Company’s entire business.
On September 2, 2009, the first lien lenders agreed to adjourn the previously scheduled trustee’s sale of the Las Vegas property from September 9, 2009 to October 21, 2009. The first lien lenders agreed to such adjournment to facilitate continued discussions regarding the mortgage loan default.
As previously disclosed, the Las Vegas property has been under the exclusive possession and control of a court-appointed receiver, at the request of the first lien lenders, since June 23, 2009. The receiver was appointed because the Company’s Las Vegas subsidiaries remain in default under a $259 million first lien mortgage loan secured by the Las Vegas property. As a result of such default, as previously disclosed, on April 9, 2009, the first lien lenders sent a Notice of Breach and Election to Sell, initiating the trustee sale procedure against the Las Vegas property. Under Nevada law, the Las Vegas property may be sold in a trustee sale to satisfy the first lien lenders’ obligations secured by the property, provided the lenders have satisfied the Nevada procedures and further provided that the sale has not been stayed through bankruptcy or other filings or by a consensual delay by such lenders. Although the second lien portion of the mortgage loan, which second loan portion is $195 million, is also in default, pursuant to the intercreditor agreement among the first and second lien lenders, the second lien lenders are restricted from exercising their remedies so long as the first lien lenders continue exercising their remedies.
The Company and the Las Vegas subsidiaries are considering all possible legal options, including bankruptcy proceedings, in the event the Las Vegas subsidiaries’ discussions with the lenders prove to be unsuccessful. The Company cannot guarantee to what extent, if any, such actions may be viable or effective.

Item 3.02 Unregistered Sales of Equity Securities.

Pursuant to the Subscription Agreements described in Item 1.01 above, the Company has agreed to sell the following equity securities in a private placement:
• Laura Baudo Sillerman, the spouse of Robert F.X. Sillerman, the Company’s Chairman and Chief Executive Officer, agreed on September 4, 2009 to purchase 1,041,667 Units.
• Paul C. Kanavos, the Company’s President, and his spouse, Dayssi Olarte de Kanavos, agreed on September 8, 2009 to purchase 1,041,667 Units.
• TTERB Living Trust, an affiliate of Brett Torino, a greater than 10% stockholder of the Company, agreed on September 4, 2009 to purchase 1,041,667 Units.
• The Huff Alternative Parallel Fund, L.P., an affiliate of a greater than 10% stockholder of the Company, agreed on September 9, 2009 to purchase 1,041,667 Units.
• These sales of securities were made in reliance upon the exemption from registration provided by Section 4(2) of the Securities Act for transactions by an issuer not involving a public offering.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits
Exhibit No. Description
10.1 Form of Subscription Agreement
10.2 Form of Warrant

Top of the Form

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FX Real Estate and Entertainment Inc.

September 9, 2009	By:	Mitchell J. Nelson

Name: Mitchell J. Nelson
Title: Executive Vice President, General Counsel and Secretary

Top of the Form

Exhibit Index

Exhibit No.	Description

10.1	Form of Subscription Agreement
10.2	Form of Warrant